Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 22, 2016

ACME UNITED REPORTS SECOND QUARTER SALES INCREASE OF 21% AND

23% INCREASE IN EARNINGS PER SHARE

Raises Guidance for 2016, Reflecting Strong Performance and Prospects

FAIRFIELD, CONN. – July 22, 2016 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the second quarter ended June 30, 2016 were $41.0 million, compared to $34.0 million in the comparable period of 2015, an increase of 21%. Net sales for the six months ended June 30, 2016 were $66.3 million, compared to $56.8 million in the same period in 2015, an increase of 17%.

Net income for the quarter ended June 30, 2016 was $3.3 million, or $0.91 per diluted share, compared to $2.7 million, or $0.74 per diluted share, for the 2015 period, an increase in net income of 21% and an increase of 23% in earnings per share. Net income for the six months ended June 30, 2016 was $3.8 million, or $1.08 per diluted share, compared to $3.1 million, or $0.85 per diluted share, in last year’s comparable period, a 22% increase in net income and 27% in earnings per share.

Chairman and CEO Walter C. Johnsen said, “We have set a new record in quarterly sales and earnings by a wide margin. Organic sales growth represented 17% for the second quarter, and 13% for the year to date. We are particularly pleased that every major product line contributed to setting these new performance levels. We gained market share with Westcott cutting tools and Camillus knives and expanded distribution of industrial first aid kits. Sales and profits of sharpening tools from the recent acquisition of Diamond Machining Technology (“DMT”) exceeded our expectations.”

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“We continue to see strong growth trends as we enter the second half of the year. Accordingly, we are raising our guidance for fiscal 2016. We now expect to generate revenues of $123 million, net income of approximately $5.8 million and earnings per share of $1.55. Our previous guidance called for revenues of $120 million, net income of $5.6 million and earnings per share of $1.47.”

In the U.S. segment, net sales for the quarter ended June 30, 2016 increased 22% compared to the same period in 2015 due to strong sales of Westcott school and office products, Camillus knives, and first aid kits. Revenues from our acquisition of DMT in February 2016 contributed $1.3 million in the second quarter, and $2.3 million year to date. Net sales for the first six months of 2016 grew 18% over the comparable period in 2015.

Net sales in Canada for the three months ended June 30, 2016 decreased 6% in U.S. dollars and 2% in local currency compared to the prior-year period. Net sales for the six months ended June 30, 2016 were constant in U.S. dollars but increased 5% in local currency compared to the same period in 2015. The Canadian market appears to have stabilized relative to last year.

Net sales in Europe for the three months ended June 30, 2016 increased 36% in U.S. dollars and 34% in local currency compared to the comparable 2015 period due to market share gains in the office products channel. Net sales for the first half of 2016 increased 15% in U.S. dollars and 16% in local currency compared to the first half of 2015.

Gross margin was 36% in the three and six months ended June 30, 2016, compared to 37% in the same periods in 2015. The slightly lower gross margin in 2016 was primarily due to strong sales of back to school products, which tend to have lower gross margins.

The Company’s long-term debt less cash on June 30, 2016 was $38.7 million compared to $28.2 million on June 30, 2015. During the twelve month period ended June 30, 2016, the Company paid approximately $7 million for the acquisition of the assets of DMT, spent $1.6 million on stock re-purchases and distributed $1.3 million in dividends on its common stock.

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Acme United will hold a conference call to discuss its quarterly results, which will be broadcast over the Internet on Friday, July 22, 2016, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 888-487-0336. International callers may dial 719-325-2360. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives or by logging on to www.streetevents.com.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit® and DMT®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2016
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2016	June 30, 2015

Net sales	$40,997	$33,954
Cost of goods sold	26,303	21,419
Gross profit	14,694	12,535
Selling, general, and administrative expenses	10,054	8,660
Income from operations	4,640	3,875
Interest expense, net	211	141
Other expense (income), net	11	(20)
Total other expense, net	222	121
Pre-tax income	4,418	3,754
Income tax expense	1,151	1,044
Net income	$3,267	$2,710

Shares outstanding - Basic	3,323	3,300
Shares outstanding - Diluted	3,583	3,681

Earnings per share basic	$0.98	$0.82
Earnings per share diluted	0.91	0.74

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2016 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2016	June 30, 2015

Net sales	$66,285	$56,791
Cost of goods sold	42,406	35,821
Gross profit	23,879	20,970
Selling, general, and administrative expenses	18,284	16,269
Income from operations	5,595	4,701
Interest expense, net	395	271
Other (income) expense, net	(27)	56
Total other expense, net	368	327
Pre-tax income	5,227	4,374
Income tax expense	1,395	1,228
Net income	$3,832	$3,146

Shares outstanding - Basic	3,331	3,315
Shares outstanding - Diluted	3,560	3,706

Earnings per share basic	$1.15	$0.95
Earnings per share diluted	1.08	0.85

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2016
(Unaudited)

Amounts in 000's	June 30, 2016	June 30, 2015

Assets:
Current assets:
Cash	$2,087	$1,941
Accounts receivable, net	34,646	27,123
Inventories	38,417	36,216
Prepaid and other current assets	2,424	2,425
Total current assets	77,574	67,705

Property and equipment, net	7,702	7,197
Intangible assets, less amortization	13,596	12,173
Goodwill	4,816	1,375
Other assets	1,039	971
Total assets	$104,727	$89,421

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$11,573	$9,332
Other current liabilities	6,453	7,039
Total current liabilities	18,027	16,371
Bank debt	40,821	30,179
Other non current liabilities	355	336
	59,203	46,886
Total stockholders' equity	45,526	42,535
Total liabilities and stockholders' equity	$104,727	$89,421

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